Exhibit (a)(5)(C)

News Release

First BanCorp Commences Preferred Stock Exchange Offer

SAN JUAN, Puerto Rico – February 14, 2013 – First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), announced today that it has commenced an offer to exchange (the “Exchange Offer”) up to 10,087,488 newly issued shares of its common stock, par value $0.10 per share (“Common Stock”), for any and all of the issued and outstanding shares of: (i) $11,254,875 in aggregate liquidation preference of its 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A (CUSIP 318672201); (ii) $11,899,675 in aggregate liquidation preference of its 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B (CUSIP 318672300); (iii) $11,515,275 in aggregate liquidation preference of its 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C (CUSIP 318672409); (iv) $12,764,800 in aggregate liquidation preference of its 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D (CUSIP 318672508); and (v) $15,612,175 in aggregate liquidation preference of its 7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E (CUSIP 318672607) (collectively, “Preferred Stock”).

The Exchange Offer will expire at 5:00 p.m., Eastern Standard Time, on Monday, March 18, 2013 (the “Expiration Date”) unless extended or earlier terminated by the Corporation. Holders of shares of Preferred Stock must validly tender their shares for exchange in the Exchange Offer on or prior to the Expiration Date to receive shares of Common Stock. To participate in the Exchange Offer, tendering holders of Preferred Stock must grant a proxy permitting the proxyholders to execute a written consent in favor of an amendment to the certificate of designation for the Preferred Stock, except if the holder is not a holder of shares of Preferred Stock as of the record date. The Board of Directors will set the record date for determining holders of Preferred Stock entitled to grant their proxy as March 11, 2013, the date that is five business days before the Expiration Date.

The Corporation will issue a number of shares of Common Stock in exchange for each share of Preferred Stock accepted for exchange based on an exchange value of $20 per share of Preferred Stock divided by the higher of (1) the average Volume Weighted Average Price, or “VWAP,” of a share of Common Stock, during the five trading-day period ending on the second business day immediately preceding the Expiration Date of the Exchange Offer and (2) $5 per share of Common Stock. No more than 4 shares of Common Stock will be issued in exchange for each share of Preferred Stock that the Corporation accepts for tender in the Exchange Offer. The price per share for purposes of determining the number of shares of the Corporation’s Common Stock that will be issued for each share of Preferred Stock accepted in the Exchange Offer (the “Relevant Price”) will be fixed at 4:00 p.m., Eastern Standard Time, on the second business day immediately preceding the Expiration Date of the Exchange Offer and will be announced prior to 9:00 a.m., Eastern Standard Time, on the immediately succeeding business day. Depending on the trading price of the Common Stock compared to the Relevant Price, the market value of the Common Stock on the date that it is issued in exchange for each share of Preferred Stock that the Corporation accepts for exchange, that is, the settlement date, may be less than or equal to or greater than the applicable exchange value.

Sandler O’Neill + Partners, L.P. is acting as the sole dealer manager, Computershare is acting as exchange agent and Georgeson Inc. is acting as information agent for this transaction. For further details, please contact Sandler O’Neill + Partners, L.P. at 866-805-4128 (toll-free) or 212-466-7807 (collect) or Georgeson Inc. at 866-856-6388 (toll-free) or 212-440-9800 (collect).

This press release is neither an offer to exchange nor a solicitation of an offer to sell Common Stock or Preferred Stock. The Exchange Offer is only being made pursuant to the Registration Statement, as amended (including the preliminary prospectus, the letter of transmittal and related offer documents), filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 14, 2013, which is available without charge on the SEC’s website site at www.sec.gov or can be obtained, without charge, upon written or oral request to: First BanCorp, Attention: Lawrence Odell, Secretary, P.O. Box 9146, San Juan, Puerto Rico, 00908-0146; telephone: (787) 729-8109. Investors should read the preliminary prospectus in the Registration Statement, and related offer documents, for more complete information about the Corporation and the Exchange Offer. Neither the Corporation, the dealer manager, the information agent, the exchange agent nor any other person is making any recommendation as to whether or not holders of the Preferred Stock should tender their shares of Preferred Stock for exchange in the Exchange Offer.

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 154 branches, stand-alone offices, and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities Corp., a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s common shares trade on the New York Stock Exchange under the symbol FBP.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation and FirstBank will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “Federal Reserve”) and the order dated June 2, 2010 that FirstBank entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “FDIC Order”) that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent, and non-performing assets; the risk of being subject to possible additional regulatory actions; uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the FDIC Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the Federal Reserve to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs, and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources, and affect demand for all of the Corporation’s products and services and reduce the Corporation’s revenues, earnings, and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico, the current fiscal problems, and budget deficit of the Puerto Rico government and recent credit downgrades of the Puerto Rico government; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty regarding the timing and final substance of any capital or liquidity standards, including the final Basel III requirements and their implementation in the U.S. through rulemaking by the Federal Reserve, including anticipated requirements to hold higher levels of regulatory capital and liquidity and meet higher regulatory capital ratios as a result of final Basel III or other capital or liquidity standards; uncertainty about the effectiveness of the various actions undertaken to stimulate the U.S. economy and stabilize the U.S. financial markets, and the impact such actions may have on the Corporation’s business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the risk of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize additional impairments on financial instruments, goodwill, or other intangible assets relating to acquisitions; the risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices, and cost of operations; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

###

First BanCorp.

John B. Pelling III, 305-577-6000 Ext. 162

Investor Relations Officer

john.pelling@firstbankpr.com